                                                                                        Exhibit 99.1
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Orion Marine Group, Inc. Reports Record Fourth Quarter and Record Full Year 2007 Results

Houston, Texas, March 6, 2008 (NASDAQ: OMGI) -- Orion Marine Group, Inc. (the “Company”), a leading marine specialty contractor serving the heavy civil marine infrastructure sector, today reported 2007 net income of $16.6 million ($0.83 diluted earnings per share), up 61% over 2006 net income of $10.3 million ($0.63 diluted earnings per share).

“2007 was another successful year for Orion Marine Group,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “Through good project execution and management, we were able to achieve solid financial results.  I am proud of the accomplishments we made during the year and am excited about 2008 and the road ahead.”

Highlights of the Company’s financial results for the fourth quarter and full year 2007 include:

Fourth Quarter 2007

•
Fourth quarter 2007 contract revenues increased to record quarterly revenue of $60.6 million up 13.5% as compared to the fourth quarter of 2006.  Revenue generated from projects that commenced in the fourth quarter was approximately $11.5 million.

•	Gross profit for the quarter was $15.5 million which represents an increase of $1.3 million or 9.4% compared with the fourth quarter of 2006.

•	Fourth quarter diluted earnings per share was $0.28, an increase of $0.07 from the comparable period last year.

•	The Company’s fourth quarter EBITDA was $12.2 million, representing a 20.3% EBITDA margin.

Full Year 2007

•
Full year 2007 contract revenues increased 14.8% or $27.1 million year-over-year to $210.4 million.  Revenues generated by work performed for private sector customers and local government agencies in 2007 increased 44% year-over-year as the Company pursued opportunities in these sectors.

•
Gross profit for the full year was $50.4 million which represents an increase of $11.9 million or 30.9% as compared with 2006, leading to a gross margin improvement of 3.0 points from 21.0% to 24.0% year-over-year.  These increases were achieved through productivity gains on labor and lower subcontracting costs.

•	EBITDA for the full year was $40.1 million which represents an EBITDA margin of 19.1%, compared with 2006 EBITDA of $33.0 million, or an EBITDA margin of 18.0%

•	The Company self-performed approximately 90% of its work by cost during 2007, reducing its use of outside subcontractors compared to 2006, which generally results in higher margins.

“In 2007 we achieved the goals we set out by growing revenue about 15% and maintaining our high EBITDA margins,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “As we consider 2008, we continue to see robustness in the end markets we serve.  Our current bid activity remains high and should support the growth we anticipate for 2008.  Of course, we will keep a watchful eye on the trends in our end markets and make adjustments if necessary.  However, we continue to be encouraged about 2008 and look forward to the road ahead.”

Backlog of work under contract at December 31, 2007 was $129.3 million as compared with backlog under contract at December 31, 2006 of $121.3 million.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

2007 Accomplishments

* Delivered solid financial results inline with long term and 2007 goals

* Completed a 144 Private Placement offering

* Began trading publicly on The NASDAQ Global Market under ticker “OMGI” on December 20, 2007

* Continued greenfield expansion and growth by opening a base in Corpus Christi, Texas

* Worked on 339 projects during the year

* Hired nearly 150 new employees in a challenging labor market

* Announced a new corporate management structure to align the Company for future growth

* Invested $11.4 million in maintaining, improving and adding to marine fleet

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2007 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 6, 2008.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter and Full Year 2007 Earnings Conference Call at 877-591-4949.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

EBITDA, as provided herein, represents net income, adjusted for income taxes, net interest expense, deferred financing cost and depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  The Company calculates EBITDA margin by dividing revenues by EBITDA for the period.  EBITDA is reconciled to net income in the table of financial results.

Because the Company has filed a recent shelf registration statement, including a prospectus, with the SEC, this earnings release may constitute a free writing prospectus for the offering of its common stock. Interested parties should read the prospectus in that registration statement, as most recently supplemented, and other documents the issuer has filed with the SEC for more complete information about Orion Marine Group and the offering of its common stock.  These documents may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send the prospectus, if requested, by calling collect 713-852-6500 and asking for the Investor Relations Department.  The prospectus and related supplements can also be accessed from the Investor Relations section of the Company's website at www.orionmarinegroup.com.

The matters discussed in this news release may make projections and other forward-looking statements regarding, among other things, the Company’s revenues, gross profit, gross margin, EBITDA, backlog, projects in negotiation and pending award, as well as estimates and assumptions regarding future revenue growth, EBITDA, gross margins, administrative expenses and capital expenditures.  These statements are predictions that are subject to risks and uncertainties that may cause actual results to differ materially.  Moreover, past performance is not necessarily an indicator of future results. By providing this information, the Company undertakes no obligation to update or revise any projections or forward-looking statements, whether as a result of new developments or otherwise.

Please refer to the Company’s Form S-1, as amended, filed on December 20, 2007, which is available on its website at www.orionmarinegroup.com, for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Unaudited)	(Unaudited)
Contract revenues	$60,589	$53,361	$210,360	$183,278
Costs of contract revenues	45,077	39,176	159,927	144,741
Gross profit	15,512	14,185	50,433	38,537
Selling, general and administrative expenses	6,336	7,876	22,985	17,425
	9,176	6,309	27,448	21,112
Other (income) expense
Interest (income) expense, net	(226)	387	(90)	1,755
Other income	(12)	(118)	(39)	(86)
Other (income) expense, net	(238)	269	(129)	1,669
Income before income taxes	9,414	6,040	27,577	19,443
Income tax expense	3,344	2,166	10,178	7,040
Net income	$6,070	$3,874	$17,399	$12,403
Net income	$6,070	$3,874	$17,399	$12,403
Preferred dividends	---	529	782	2,100
Earnings available for common shareholders	$6,070	$3,345	$16,617	$10,303
Basic earnings per share—Common	$0.28	$0.21	$0.86	$0.65
Diluted earnings per share—Common	$0.28	$0.21	$0.83	$0.63
Shares used to compute earnings per share:
Basic—Common	21,458,031	15,991,048	19,400,942	15,872,360
Diluted—Common	21,856,203	16,026,003	19,976,317	16,407,250

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
(EBITDA to Net Income reconciliation)	(Unaudited)	(Unaudited)
Net income	$6,070	$3,874	$17,399	$12,403
Income tax expense	3,344	2,166	10,178	7,040
Interest (income) expense, net	(226)	387	(90)	1,755
Depreciation and amortization	3,108	3,066	12,592	11,805
EBITDA	$12,296	$9,493	$40,079	$33,003

Net cash flow from operating activities			$10,092	$32,475

Cash and cash equivalents			$12,584	$18,561

Term debt outstanding			$--	$25,000

Capital Expenditures			$11,433	$11,931

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506